Exhibit 10.6

                                AGENCY AGREEMENT

This Agency Agreement ("Agreement") is made and entered into as of this 1st day of January 2004, by and between FreeHand Systems, Inc., ("Client") a Nevada Corporation with offices at 95 First Street, Los Altos, CA 94022 and Direct Response Specialists, Inc. ("Agency") a Nevada Corporation with offices at 95 First Street, Suite 200, Los Altos, CA 94022.

Whereas, subject to the terms and conditions set forth in this Agreement, Client hereby retains Agency as an independent contractor as Client's exclusive provider of advertising and direct marketing services to Client for a period of two (2) years (the "Period") from the date of execution of this Agreement to provide services as enumerated hereinafter below. Thereafter, the Agreement will be extended on month-to-month basis, subject to 30-day cancellation notice by either party to the other, subject to Item #7 below, Termination Clause.

1. SERVICES TO BE PROVIDED BY AGENCY. In exchange for fees as set forth hereinafter, Agency shall provide the following services, subject to Client approval of all advertising and direct marketing efforts:

     a) Creation of all advertising and collateral materials required by Client.

     b) All media purchases required for such advertising in print, TV and any other media.

     c) Creation, production and mailing of direct mail materials for Client company's product(s).

     d) List evaluation and recommendations as they relate to mailings or other uses described in a), above.

     e) Evaluation of test and final marketing projects to determine their success and to formulate recommendations for future direct marketing and advertising efforts.

     f) Coordination of fulfillment efforts required as a result of any advertising and direct marketing efforts.

All direct costs incurred by Agency on behalf of Client, such as, but not limited to, the development and production of mailing pieces, printing, media costs, postage, etc shall be paid by Client in a timely manner and in accordance with the terms of each invoice for said services.

2. FEE AGREEMENT. Agency shall receive a monthly fee of nine thousand dollars ($9,000) each month or a greater amount if services provided at the request of Client exceed fee agreement, for the first six (6) months of this agreement, accelerating to twelve thousand dollars ($12,000) per month, each month thereafter for the term of this agreement. Services provided shall be billed by the fifth (5th) of the latter month. In addition, Agency shall receive a one-time bonus in the form of 60,000 shares of Preferred Series B shares of the


Direct Response Specialists, Inc.
95 First Street, Los Altos, CA 94022
650.917.3737

Client Corporation valued at $1.00 per share in exchange for Agency's forbearance over the last two years in working with Client on its payables to the Agency.

Agency shall bill Client for services rendered to Client at its standard rates. In addition, Client shall reimburse Agency for any reasonable out-of-pocket expenses incurred by the Agency in connection with the completion of this agreement. Agency shall estimate costs for all advertising and direct marketing projects in advance for Client review and approval.

3. ITEMS OF EXPENSE TO BE PAID BY CLIENT. In addition to Agency's fees as set forth above, Client shall be responsible for the cost of list selection and rental, data processing and tape manipulation, graphics and copywriting, printing, mailing services, media purchases and travel and entertainment fees associated with the preparation and/or mailing of direct mail pieces, advertising and collateral prepared on behalf of Client. All such expenses shall be submitted to Client in the form of a written estimate and approved by Client prior to incurring any such expenses. In certain instances, upon agreement between Client and Agency, specific production costs may be billed directly to Client.

4. OUTSTANDING BALANCES. Client and Agency hereby acknowledge that there is an outstanding balance of $432,833 owing to Agency from Client for prior services rendered by Agency to Client and Client hereby guarantees to Agency that said amounts shall be paid by Client to Agency. Should any portion of said amounts remain outstanding beyond June of 2004, Agency shall have the right to convert all, or a portion of the amount owing, at its discretion, to Preferred B Stock of Client Corporation at the rate of $1.00 per share for each $1.00 of unpaid debt.

5. INDEMNIFICATION. Client agrees to indemnify and hold harmless, Agency, its employees, representative, officers, directors and agents and each person, if any, who control Agency, from and against any and all losses, claims, damages or liabilities, joint or several, including all reasonable out-of-pocket expense, fee and disbursement to counsel incurred by Agency, its employees, representatives, officers, directors, agents and such controlling person or persons, in defending any claim, action or proceeding, whether or not resulting in liability to Agency's employees, representatives, officers, directors, agents and such controlling person or persons, to which they may become subject, caused by, arising out of, or in connection with Agency's engagement by Client, including but not limited to losses, claims, damages or liabilities caused by, or arising out of, any untrue statement of material fact contained in information furnished to Agency by Client or its officers, directors, employees, representatives or advisors in connection with this Agreement, or by omission to state therein, any material fact required or necessary to make the information not misleading in light of circumstances under which given, including any claims or representations about Client's products, or any other violation of the federal laws or the laws of any state, or otherwise arising out of Agency's engagement hereunder, except in respect of any matter as to which Agency shall have been adjudicated to have acted with gross negligence or willful malfeasance. Client also agrees to indemnify and hold harmless Agency with regard to the payment of any invoices due to vendors with whom Agency contracts to perform services necessary to fulfill the terms of this Agreement including attorney's fees if any legal action arises out of non payment of any invoices for trade purchases.


Direct Response Specialists, Inc.
95 First Street, Los Altos, CA 94022
650.917.3737

6. CONFIDENTIALITY. Agency recognizes and confirms that certain of the information provided and to be provided, may be either non-public, Client confidential or proprietary in nature. Agency agrees to keep such information confidential and will not allow, without prior consent of Client, the disclosure of such information by its officers, directors, employees, representatives, agent, or controlling person or persons, other than in connection with services to be provided for Client, as described above, or as otherwise required by law.

7. TERMINATION CLAUSE. Client hereby agrees not to terminate this agreement as long as there are any outstanding payables to Agency more than 30 days past due. If this agreement is terminated, with 30 days written notice as indicated above and any outstanding invoices remain open, Client hereby agrees to continue to pay to Agency the monthly Agency fee for a period of one (1) year from the date of termination.

8. COVENANTS. By execution of this Agreement, Client represents and warrants to Agency that (i) Client recognizes fee payments are non-refundable; (ii) all information Client has or will provide to Agency is true, correct, complete and does not contain material misstatements or omissions to state facts necessary to make provided information correct, complete or not misleading; (iii) execution and performance of this Fee Agreement by Client does not, and will not, constitute a breach of, or result in a default under, any contract, lease, mortgage, indenture or other agreement of understanding to which Client is a party or bound to by, or under which, any of the Client's assets are affected or does not, and will not, result in the violation of any law, statute, rule, regulation or decree of any governmental or administrative authority to which Client is subject.

Client covenants and agrees that; all information provided to Agency in the future will be complete, correct, and shall not contain any material misstatement or omission to state facts necessary to make the information presented completed, correct or true.

9. ARBITRATION. Any controversy between the Client and the Agency in connection with this Agreement, including, without limitation, any dispute or claim arising from the voluntary or involuntary termination hereof, shall be settled solely be final and binding arbitration in Santa Clara County in accordance with the Commercial Arbitration Rules of the American Arbitration Association. Judgment on such award may be entered in a court having jurisdiction thereof.

10. WAIVER. No waiver of any breach of any paragraph, term or provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other paragraph, term, or provision of this Agreement.

11. ATTORNEY'S FEES. If any legal action, including arbitration, and/or mediation, is brought to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorney's fees, which may be set by the court, arbitrator, or mediator, in the same action or in a separate action brought for that purpose, in addition to any other relief to which that party may be entitled.

12. SOLE AND ENTIRE AGREEMENT. This Agreement constitutes the sole, complete and entire agreement between the Client and the Agency concerning the matters discussed herein and supersedes all prior negotiations and/or agreements between

Direct Response Specialists, Inc.
95 First Street, Los Altos, CA 94022
650.917.3737
the parties, whether oral or written, concerning the matters discussed herein. This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and assigns.

13. AMENDMENTS. No amendment or other modification of this Agreement will be effective unless and until it is embodied in a written document signed by both the Client and the Agency.

14. GOVERNING LAW. This Fee Agreement shall be governed by the laws of the state of Nevada.


Dated: December 31, 2003               FreeHand Systems, Inc.


                                       By: /s/ Mike Hamilton
                                           -------------------------------------
                                           Mike Hamilton, Senior Vice President
                                           Operations/Business Development


Dated: December 31, 2003               Direct Response Specialists, Inc.

                                       By: /s/ Clyde A. Beswick
                                           -------------------------------------
                                           Clyde A. Beswick, Vice President/
                                           Creative Director






Direct Response Specialists, Inc.
95 First Street, Los Altos, CA 94022
650.917.3737